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                                                                     EXHIBIT 4.2



                                  ADDENDUM TO
                              KANEB SERVICES, INC.
                       SAVINGS INVESTMENT TRUST AGREEMENT



This ADDENDUM is entered into this 22nd day of March 1996, by and between KANEB SERVICES, INC., a corporation (the "Company"), and THE CHARLES SCHWAB TRUST COMPANY (the "Trustee") effective for the 1st day of April, 1996.


ARTICLE 1
INVESTMENTS

         1.1 (a) Except as provided below, the Committee shall have all power over and responsibility for the management, disposition, and investment of the Trust assets, and the Trustee shall comply with proper written directions of the Committee concerning those assets. The Committee shall not issue directions in violation of the terms of the Plan and Trust or prohibited by the fiduciary responsibility rules of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except to the extent required by ERISA or otherwise provided in this Addendum, the Trustee shall have no duty or responsibility to review, initiate action, or make recommendations regarding Trust assets and shall retain assets until directed in writing by the Committee to dispose of them.

                 (b) As permitted under the Plan, each Participant and/or beneficiary may have investment power over the account maintained for him or her, and may direct the investment and reinvestment of assets of the account among the options authorized by the Committee. To the extent provided under ERISA section 404(c), the Trustee shall not be liable for any loss, or by reason of any breach, which results from such Participant's or beneficiary's exercise of control. If a Participant who has investment authority under the terms of the plan fails to provide such directions, the Committee shall direct the investment of the Participant's accounts. The Committee shall maintain records showing the interest of each Participant and/or beneficiary in the Trust Fund. The Trustee shall have no duty or responsibility to review or make recommendations regarding investments made at the direction of the Committee or Participant and shall be required to act only upon receipt of proper written directions.

         1.2 The Trustee shall not be responsible for proper diversification of the assets of the Trust Fund. The Committee or the person to whom such responsibility has been properly delegated under the requirements of ERISA shall be responsible for the funding policy, for diversification of assets held in trust for the Plan, and for compliance of the Trust Fund with statutory limitations on the amount of investment in securities or other property of the Company or its affiliated companies.

         1.3 In its administration of the Trust Fund, the Trustee shall deliver to the Committee, or the person or persons identified by the Committee, proxies and powers of attorney and related informational material, for any shares or other property (other than Company Stock) held in the Trust. The Committee shall have responsibility for voting such shares, by proxy or in person, except to the extent such responsibility is delegated to another person, under the terms of the
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Plan or Trust Agreement, in which case such persons shall have such responsibility. The Trustee may use agents to effect such delivery to the Committee or the person or persons identified by the Committee. In no event shall the Trustee be responsible for the voting of shares of securities held in the Trust (other than Company Stock) or for ascertaining or monitoring whether, or how, proxies are voted or whether the proper number of proxies is received.

         1.4 (a) Voting rights with respect to shares of Company Stock held in the Trust Fund shall be voted by the Trustee in such manner as may be determined by the respective Participant, with respect to all matters requiring shareholder approval. With respect to shares of Company Stock in the Trust Fund which are allocated to Participants who fail to give directions to the Trustee, such shares shall be voted by the Trustee based on the voting directions of those Participants who issued directions with respect to Company Stock allocated to their Accounts. The number of non-voted shares to be voted in a particular manner shall be determined by multiplying the total number of such shares by a fraction, the numerator of which is the number of allocated shares directed to be voted in such manner, and the denominator of which is the total number of allocated shares directed to be voted in any manner with respect to the matter at issue. Participants for whom no proxies are received will be disregarded for this purpose. The Plan Committee may establish such rules and guidelines as it deems necessary to properly effect the provision of this section.

                 (b) Notwithstanding any other provision in the Plan and Trust to the contrary, the Trustee shall, with respect to all Company Stock held in the Trust Fund, accept or reject the terms of any tender offer and, accordingly, tender Company Stock held by the Trustee in the Trust Fund in accordance with the terms and provisions of any tender offer, or not tender such Company Stock, as directed by the respective Participants. With respect to shares of Company Stock which are allocated to Participants who have not given directions, the tender or exchange rights of such shares of Company Stock shall be exercised based on the tender or exercise directions of those Participants who issued directions with respect to the Company Stock allocated to their Accounts. The Trustee shall determine these tender or exercise directions in the same manner as voting directions are determined as provided under the above section. The Plan Committee may establish such rules and guidelines as it deems appropriate to properly effect the provisions of this section.


ARTICLE 2
USE OF AFFILIATES

         2.1 Trustee is authorized to contract or make other arrangements with The Charles Schwab Corporation, Charles Schwab & Co., Inc., their affiliates and subsidiaries, successors and assigns, and any other organizations affiliated with or subsidiaries of Trustee or related entities, for the provision of services to the Trust Fund or Plan, except where such arrangements are prohibited by law or regulation.

         2.2 Trustee is authorized to place securities orders, settle securities trades, hold securities in custody and other related activities on behalf of the Trust Fund through or by Charles Schwab & Co., Inc. whenever possible unless the Authorized Person specifically instructs the use of another Broker. Trades and related activities conducted through the Broker




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shall be subject to fees and commissions established by the Broker, which may be paid from the Trust Fund or netted from the proceeds of trades.

         Trades shall not be executed through Charles Schwab & Co., Inc. unless the Committee and the Authorized Person have received disclosure concerning the relationship of Charles Schwab & Co., Inc. to Trustee, and the fees and commissions which may be paid to The Charles Schwab Corporation, Charles Schwab & Co., Inc., Trustee and any affiliate or subsidiary of any of them as a result of using Charles Schwab & Co., Inc. to execute trades or for other services.

         Trustee is authorized to disclose such information as is necessary to the operation and administration of the Trust Fund to The Charles Schwab Corporation or any of its affiliates, and to such other persons or organizations that Trustee determines have a legitimate business purpose for obtaining such information.

         2.3 At the direction of the Company, Trustee may purchase shares of regulated investment companies (or other investment vehicles) advised by The Charles Schwab Corporation, Charles Schwab & Co., Inc. or Trustee, or any affiliate or subsidiary of any of them ("Schwab Funds"), except to the extent that such investment is prohibited by law or regulation. Schwab Fund shares may not be purchased for or held by the Trust Fund unless the Committee has received disclosure concerning the relationship of The Charles Schwab Corporation, Charles Schwab & Co., Inc., Trustee, and any affiliate or subsidiary of any of them, to the Schwab Funds, and any fees which may be paid to such entities.


ARTICLE 3
RESIGNATION OR REMOVAL OF TRUSTEE

         3.1 If either party has given notice of Trustee removal or resignation as provided under the Trust Agreement, and upon the expiration of the advance notice period no other successor Trustee has been appointed and has accepted such appointment, this provision shall serve as (i) notice of appointment of the Chairman of the Plan Committee as Trustee and (ii) as acceptance by that person of that appointment.


ARTICLE 4
MISCELLANEOUS

         4.1 The Trust will be administered in the State of California, and its validity, construction, and all rights hereunder shall be governed by ERISA and, to the extent not preempted, by the laws of California. If any provisions of this Agreement shall be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

         4.2 Any dispute under the Plan or Trust involving the Company and Trustee shall be resolved by submission of the issue to a member of the American Arbitration Association who is chosen by the Company and the Trustee. If the Company and the Trustee cannot agree on such a choice, each shall nominate a member of the American Arbitration Association, and the two




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nominees will then select an arbitrator.  Expenses of the arbitration shall be paid as decided upon by the arbitrator.

         4.3 Trustee and Charles Schwab & Co., Inc. are authorized to tape record conversations between Trustee or Charles Schwab & Co., Inc. and persons acting on behalf of the Plan or a Participant in order to verify data on transactions.

         4.4 This Addendum is incorporated into and is a part of the Plan and Trust. Anything in any other part of the Plan or Trust that is inconsistent with this Addendum is overridden, and in the case of such conflict, the terms of this Addendum shall govern.




IN WITNESS WHEREOF, KANEB SERVICES, INC. and THE CHARLES SCHWAB TRUST COMPANY, have caused this Addendum to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


KANEB SERVICES, INC.,
Company



                By:  /s/ HOWARD C. WADSWORTH
                   -------------------------------------------
                Printed Name:  Howard C. Wadsworth
                             ---------------------------------
                Title:  Vice President, Secretary & Treasurer
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THE CHARLES SCHWAB TRUST COMPANY,
Trustee

                By:  /s/ ROSE HAUER
                   -------------------------------------------
                Printed Name:   Rose Hauer
                             ---------------------------------
                Title:  Officer
                      ----------------------------------------



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